Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

WindTamer Corporation
156 Court Street
Genesio, NY 14454

We consent to the incorporation by reference in the Registration Statement of WindTamer Corporation on Form S-8 filed on December 22, 2009 (File Number 333- 163939) of our report, dated March 11, 2010, with respect to our audits of the balance sheets of WindTamer Corporation as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008 and for the period from date of inception (March 30, 2001) through December 31, 2009, which report is included in this Annual Report on Form 10-K of WindTamer Corporation for the year ended December 31, 2009.  The report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
March 11, 2010